February 9, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have read item 4.01 on Form 8-K of Hartman Short Term Income Properties XX, Inc. dated February 9, 2018, and are in agreement with the statements concerning our Firm contained therein.

Yours truly,

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.